COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION,
OR 73 CENTS PER SHARE
Average Loan Growth of $790 Million, or 2 Percent, Compared to Fourth Quarter 2014
and $3.1 Billion, or 7 Percent, Compared to First Quarter 2014
Continued to Maintain Strong Capital Ratios While Returning $95 Million to Shareholders
DALLAS/April 17, 2015 -- Comerica Incorporated (NYSE: CMA) today reported first quarter 2015 net income of $134 million, compared to $149 million for the fourth quarter 2014 and $139 million for the first quarter 2014. Earnings per diluted share were 73 cents for the first quarter 2015, compared to 80 cents for the fourth quarter 2014 and 73 cents for the first quarter 2014.

(dollar amounts in millions, except per share data)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income	$413	$415	$410
Provision for credit losses	14	2	9
Noninterest income (a)	256	225	208
Noninterest expenses (a)	460	419	406
Provision for income taxes	61	70	64

Net income	134	149	139

Net income attributable to common shares	132	148	137

Diluted income per common share	0.73	0.80	0.73

Average diluted shares (in millions)	182	184	187

Basel III common equity Tier 1 capital ratio (b) (c)	10.43%	n/a	n/a
Tier 1 common capital ratio (b) (d)	n/a	10.50%	10.58%
Tangible common equity ratio (d)	9.97	9.85	10.20

(a)
Effective January 1, 2015, contractual changes to a card program resulted in a change to the accounting presentation of the related revenues and expenses. The effect of this change was an increase of $44 million to both noninterest income and noninterest expenses in the first quarter 2015.

(b)
Basel III capital rules (standardized approach) became effective for Comerica on January 1, 2015. The ratio reflects transitional treatment for certain regulatory deductions and adjustments. For further information, see "Balance Sheet and Capital Management". Capital ratios for prior periods are based on Basel I rules.

(c)	March 31, 2015 ratio is estimated.

(d)	See Reconciliation of Non-GAAP Financial Measures.
n/a - not applicable.

"Our first quarter results reflect our strong focus on relationships and ability to generate loans in a highly competitive environment as we maintain our pricing and credit discipline,” said Ralph W. Babb, Jr., chairman and chief executive officer. "Average loans were up $3.1 billion, or 7 percent, compared to a year ago. Relative to the fourth quarter, average loans grew $790 million, or 2 percent, with growth across all of our markets.  Average loans in our Energy business line increased about $200 million, peaking in February, then declining as customers adjusted their cash flow needs and were able to access the capital markets.  Average loan growth was also driven by increases in Technology and Life Sciences, National Dealer Services, general Middle Market and Small Business.
"First quarter net interest income was relatively stable, and credit quality continued to be strong. Our capital position remains solid. Share repurchases under our equity repurchase program, combined with dividends, returned $95 million to shareholders in the first quarter. We remain focused on the long term and carrying out our relationship banking strategy, which has served us well over many cycles, and we continue to believe we are positioned to benefit from a rising rate environment."

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 2

First Quarter 2015 Compared to Fourth Quarter 2014

•
Average total loans increased $790 million, or 2 percent, to $48.2 billion, primarily reflecting a $699 million increase in commercial loans. The increase in commercial loans was primarily driven by increases in Energy, general Middle Market, Technology and Life Sciences and National Dealer Services. Average loans increased across all markets. Period-end total loans increased $479 million, to $49.1 billion.

•
Average total deposits decreased $770 million, or 1 percent, to $57.0 billion, following robust growth of $2.6 billion, or 5 percent, in the fourth quarter 2014. The decrease primarily reflected a decline in noninterest-bearing deposits of $807 million, largely driven by Corporate Banking. Period-end total deposits increased $84 million, to $57.6 billion.

•	Net interest income remained relatively stable at $413 million.

•
Overall credit quality remained strong. The allowance for credit losses increased $5 million, primarily reflecting the impact of loan growth and increased reserves for loans related to energy(a), including a qualitative component, partially offset by improvements in credit quality in the remainder of the portfolio. Net charge-offs were $8 million, or 0.07 percent of average loans, in the first quarter 2015, compared to $1 million, or 0.01 percent, in the fourth quarter 2014. As a result, the provision for credit losses increased to $14 million in the first quarter 2015.

•
Excluding the impact of a change in accounting presentation for a card program ($44 million), noninterest income decreased $13 million in the first quarter 2015, primarily reflecting decreases in customer derivative income and commercial lending fees.

•
Excluding the impact of the change in accounting presentation for a card program ($44 million), noninterest expenses decreased $3 million in the first quarter 2015, primarily reflecting lower net occupancy and consulting expenses, partially offset by a seasonal net increase in compensation expense.

•
Capital remained solid at March 31, 2015, as evidenced by an estimated common equity Tier 1 capital ratio of 10.43 percent and a tangible common equity ratio of 9.97 percent. As previously announced, the Federal Reserve completed its 2015 Comprehensive Capital Analysis and Review (CCAR) in March 2015 and did not object to the capital distributions contemplated in Comerica's capital plan. Basel III capital rules became effective for Comerica on January 1, 2015.

•
Comerica repurchased approximately 1.4 million shares of common stock during the first quarter 2015 under the equity repurchase program. Together with dividends of $0.20 per share, $95 million was returned to shareholders.

First Quarter 2015 Compared to First Quarter 2014

•	Average total loans increased $3.1 billion, or 7 percent, reflecting increases in almost all lines of business.

•
Average total deposits increased $4.2 billion, or 8 percent, driven by an increase in noninterest-bearing deposits of $3.5 billion, or 15 percent, and reflecting increases in all major lines of business.

•
Net income decreased $5 million, or 3 percent, primarily reflecting revenue increases offset by higher outside processing expenses related to revenue generating activities and increases in the provision for credit losses and technology-related contract labor expenses.

(a) Loans related to energy at March 31, 2015 included approximately $3.6 billion of outstanding loans in our Energy business line as well as approximately $750 million of loans in other lines of business to companies that have a sizable portion of their revenue related to energy or could be otherwise disproportionately negatively impacted by prolonged low oil and gas prices.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 3

Net Interest Income

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income	$413	$415	$410

Net interest margin	2.64%	2.57%	2.77%

Selected average balances:
Total earning assets	$63,480	$64,453	$59,916
Total loans	48,151	47,361	45,075
Total investment securities	9,907	9,365	9,282
Federal Reserve Bank deposits	5,176	7,463	5,311

Total deposits	56,990	57,760	52,770
Total noninterest-bearing deposits	26,697	27,504	23,236

•	Net interest income decreased $2 million to $413 million in the first quarter 2015, compared to the fourth quarter 2014.

◦
Interest on loans decreased $4 million, primarily reflecting the impact of two fewer days in the first quarter (-$7 million), a decrease in accretion of the purchase discount on the acquired loan portfolio (-$6 million), lower loan prepayment fees and interest recognized on nonaccrual loans (-$4 million), partially offset by the impact of a negative residual value adjustment to assets in the leasing portfolio in the fourth quarter 2014 (+$7 million) and the benefit from an increase in average loan balances (+$6 million).

◦	Interest on investment securities increased $2 million, reflecting an increase in average balances (+$3 million), partially offset by lower yields (-$1 million).

•
The net interest margin of 2.64 percent increased 7 basis points compared to the fourth quarter 2014, primarily reflecting a decrease in Federal Reserve Bank deposits (+9 basis points) and the impact of the negative leasing residual value adjustment (+5 basis points), partially offset by a decline in accretion of the purchase discount on the acquired loan portfolio (-4 basis points) and lower loan prepayment fees and nonaccrual interest recognized (-2 basis points).

•
Average earning assets decreased $1.0 billion, to $63.5 billion in the first quarter 2015, compared to the fourth quarter 2014, primarily reflecting a decrease of $2.3 billion in Federal Reserve Bank deposits, partially offset by increases of $790 million in average loans and $542 million in average investment securities.

Noninterest Income
Effective January 1, 2015, contractual changes to a card program resulted in a change to the accounting presentation of the related revenues and expenses. The effect of the change was an increase of $44 million to both noninterest income and noninterest expenses in the first quarter 2015. Future quarters will be similarly impacted by this change.
Excluding the impact of this change, noninterest income decreased $13 million in the first quarter 2015, compared to $225 million for the fourth quarter 2014. The decrease primarily reflected decreases of $7 million in customer derivative income and $4 million in commercial lending fees from high fourth quarter 2014 levels.
Noninterest Expenses
Excluding the impact of the above-described change, noninterest expenses decreased $3 million in the first quarter 2015, compared to $419 million for the fourth quarter 2014. Net occupancy expense decreased $8 million, largely reflecting a $5 million real estate optimization charge incurred in the fourth quarter 2014 that was not repeated in the first quarter 2015 and several discrete first quarter items. Consulting fees, a component of other noninterest expenses, were $3 million lower. Salaries and benefits expense increased $8 million, primarily reflecting seasonal fluctuations including increases in share-based compensation expense and payroll taxes in the first quarter 2015, partially offset by lower healthcare costs and the impact of two fewer days in the quarter.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 4

Credit Quality
"Credit quality continued to be strong in the first quarter," said Babb. "Net charge-offs remained low at $8 million, or 7 basis points.  At this point in the cycle, our energy portfolio continues to perform well, with only modest negative credit migration. However, in light of the fact that oil and gas prices remain depressed, we expect that our criticized loans may increase from current very low levels as the year progresses. In fact, our robust allowance methodology resulted in an increase to our reserve for energy exposure, including an increase to the qualitative component, in the first quarter. Overall, we had a modest increase of $5 million in our total allowance for credit losses and an increase in the provision for credit losses to $14 million.
"Our energy customers are generally decreasing their expenditures and accessing the capital markets, among other actions, to help mitigate the impact of lower oil and gas prices on their businesses.  We are actively engaged with our customers, assisting them as they navigate the cycle.  Our deep understanding of the sector and our customers is a key component of how we have managed this business successfully for more than 30 years."

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net credit-related charge-offs	$8	$1	$12
Net credit-related charge-offs/Average total loans	0.07%	0.01%	0.10%

Provision for credit losses	$14	$2	$9

Nonperforming loans (a)	279	290	338
Nonperforming assets (NPAs) (a)	288	300	352
NPAs/Total loans and foreclosed property	0.59%	0.62%	0.76%

Loans past due 90 days or more and still accruing	$12	$5	$10

Allowance for loan losses	601	594	594
Allowance for credit losses on lending-related commitments (b)	39	41	37
Total allowance for credit losses	640	635	631

Allowance for loan losses/Period-end total loans	1.22%	1.22%	1.28%
Allowance for loan losses/Nonperforming loans	216	205	176

(a)	Excludes loans acquired with credit impairment.

(b)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•	Net charge-offs increased $7 million to $8 million, or 0.07 percent of average loans, in the first quarter 2015, compared to $1 million, or 0.01 percent, in the fourth quarter 2014.

•
Criticized loans increased $174 million to $2.1 billion at March 31, 2015, compared to $1.9 billion at December 31, 2014, including an increase of approximately $50 million in criticized loans related to energy.

Balance Sheet and Capital Management
Total assets and common shareholders' equity were $69.3 billion and $7.5 billion, respectively, at March 31, 2015, compared to $69.2 billion and $7.4 billion, respectively, at December 31, 2014.
There were approximately 178 million common shares outstanding at March 31, 2015. Share repurchases of $59 million (1.4 million shares) under the equity repurchase program, combined with dividends, returned 71 percent of first quarter 2015 net income to shareholders.
As previously announced, the Federal Reserve completed its 2015 CCAR review in March 2015 and did not object to Comerica's capital plan and capital distributions contemplated in the plan. Comerica's capital plan provides for up to $393 million in equity repurchases for the five-quarter period ending June 30, 2016. Comerica's capital plan further contemplates a 1-cent increase in the quarterly dividend to $0.21 per common share. The dividend proposal will be considered by Comerica's Board of Directors at its next scheduled meeting on April 28, 2015.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 5

In July 2013, U.S. banking regulators issued a final rule for the U.S. adoption of the Basel III regulatory capital framework ("Basel III"). Basel III includes a more stringent definition of capital and introduces a new common equity Tier 1 capital requirement; sets forth two comprehensive methodologies for calculating risk-weighted assets, a standardized approach and an advanced approach; introduces a capital conservation buffer; and sets out minimum capital ratios and overall capital adequacy standards. As a banking organization subject to the standardized approach, Basel III became effective for Comerica on January 1, 2015. Certain deductions and adjustments to regulatory capital began phasing in on January 1, 2015 and will be fully implemented on January 1, 2018. The capital conservation buffer phases in beginning January 1, 2016 and will be fully implemented on January 1, 2019.
The estimated common equity Tier 1 capital ratio, reflective of transition provisions and excluding most elements of accumulated other comprehensive income ("AOCI"), was 10.43 percent at March 31, 2015. The estimated ratio under fully phased-in Basel III capital rules is not significantly different from the transitional ratio. Comerica's tangible common equity ratio was 9.97 percent at March 31, 2015, an increase of 12 basis points from December 31, 2014.
Full-Year 2015 Outlook
Management expectations for full-year 2015 compared to full-year 2014, assuming a continuation of the current economic and low-rate environment, are as follows:

•	Average full-year loan growth consistent with 2014, reflecting typical seasonality throughout the year and continued focus on pricing and structure discipline.

•
Net interest income relatively stable, assuming no rise in interest rates, reflecting a decrease of about $30 million in purchase accounting accretion, to about $6 million, and the impact of a continuing low rate environment on asset yields, offset by earning asset growth.

•	Provision for credit losses higher, consistent with modest net charge-offs and continued loan growth.

•
Noninterest income relatively stable, excluding the impact of the change in accounting presentation for a card program. Stable noninterest income reflects growth in fee income, particularly card fees and fiduciary income, mostly offset by a decline in warrant income and regulatory impacts on letter of credit and derivative income.

•
Noninterest expenses higher, excluding the impact of the change in accounting presentation for a card program, reflecting increases in technology, regulatory and pension expenses, as well as typical inflationary pressures, with continued focus on driving efficiencies for the long term.

•	Income tax expense to approximate 33 percent of pre-tax income.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 6

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at March 31, 2015 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses first quarter 2015 results compared to fourth quarter 2014.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	1st Qtr '15		4th Qtr '14		1st Qtr '14
Business Bank	$189	85%	$214	86%	$200	86%
Retail Bank	17	8	12	5	9	4
Wealth Management	16	7	23	9	24	10
	222	100%	249	100%	233	100%
Finance	(89)		(100)		(92)
Other (a)	1		—		(2)
Total	$134		$149		$139
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income (FTE)	$370	$387	$371
Provision for credit losses	25	10	16
Noninterest income	142	104	91
Noninterest expenses	200	148	146
Net income	189	214	200

Net credit-related charge-offs	9	—	11

Selected average balances:
Assets	38,794	38,039	35,896
Loans	37,763	37,034	34,926
Deposits	30,169	30,925	27,023

•	Average loans increased $729 million, primarily reflecting increases in Energy, Technology and Life Sciences, National Dealer Services and general Middle Market.

•	Average deposits decreased $756 million, primarily reflecting a decrease in Corporate Banking noninterest-bearing deposits.

•
Net interest income decreased $17 million, primarily due to the decrease in average deposits and a lower funds transfer pricing (FTP) crediting rate. The benefit from an increase in average loan balances and the impact of a negative residual value adjustment to assets in the leasing portfolio in the fourth quarter 2014 were largely offset by a decrease in purchase accounting accretion and two fewer days in the quarter.

•
The allowance for credit losses increased $6 million, primarily reflecting the impact of loan growth and increased reserves for loans related to energy, including a qualitative component, partially offset by improvements in credit quality in the remainder of the portfolio. The provision for credit losses increased $15 million.

•
Excluding the impact of the change in accounting presentation for certain card programs as described previously, noninterest income decreased $6 million, primarily due to decreases in customer derivative income and commercial lending fees from high fourth quarter 2014 levels.

•
Excluding the impact of the change in accounting presentation for certain card programs as described previously, noninterest expenses increased $8 million, primarily due to an increase in allocated corporate overhead expenses and a seasonal net increase in salaries and benefits expense.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 7

Retail Bank

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income (FTE)	$151	$152	$147
Provision for credit losses	(8)	(4)	2
Noninterest income	43	44	41
Noninterest expenses	176	182	173
Net income	17	12	9

Net credit-related charge-offs	—	3	4

Selected average balances:
Assets	6,229	6,155	6,061
Loans	5,554	5,482	5,388
Deposits	22,378	22,274	21,595

•	Average loans increased $72 million, primarily due to increases in Small Business and consumer loans in Retail Banking.

•
Average deposits increased $104 million, primarily reflecting an increase in money market and interest-bearing checking deposits, partially offset by decreases in time deposits and noninterest-bearing deposits.

•	The provision for credit losses decreased $4 million, primarily due to credit quality improvements in Small Business.

•
Noninterest expenses decreased $6 million, primarily due to a decrease in occupancy expense resulting from a real estate optimization charge incurred in the fourth quarter 2014 that was not repeated in the first quarter 2015.

Wealth Management

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income (FTE)	$43	$47	$45
Provision for credit losses	(1)	(9)	(8)
Noninterest income	58	61	60
Noninterest expenses	77	80	76
Net income	16	23	24

Net credit-related charge-offs (recoveries)	(1)	(2)	(3)

Selected average balances:
Assets	5,029	5,034	4,930
Loans	4,834	4,845	4,761
Deposits	3,996	4,093	3,582

•	Average deposits decreased $97 million, primarily reflecting a decrease in noninterest-bearing deposits.

•	Net interest income decreased $4 million, primarily due to a decrease in FTP credits, largely due to the decrease in average deposits, and two fewer days in the quarter.

•
The provision for credit losses increased $8 million, primarily reflecting a large benefit to the provision recognized in the fourth quarter 2014 from a reduction in reserves due to the payoff of a single large criticized credit.

•	Noninterest income decreased $3 million, primarily reflecting a securities loss in the first quarter.

•	Noninterest expenses decreased $3 million, reflecting small decreases in several categories.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 8

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at March 31, 2015 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	1st Qtr '15		4th Qtr '14		1st Qtr '14
Michigan	$73	33%	$79	32%	$66	28%
California	73	33	83	33	63	27
Texas	32	14	40	16	48	21
Other Markets	44	20	47	19	56	24
	222	100%	249	100%	233	100%
Finance & Other (a)	(88)		(100)		(94)
Total	$134		$149		$139
(a) Includes items not directly associated with the geographic markets.

•
Average loans increased $416 million in California, $208 million in Texas (primarily Energy) and $81 million in Michigan (primarily National Dealer Services). The increase in California was led by Technology and Life Sciences, general Middle Market and National Dealer Services.

•
Average deposits decreased $1.2 billion in California and increased $185 million and $180 million in Texas and Michigan, respectively. The decrease in California was primarily due to decreases in noninterest-bearing deposits in Corporate Banking, general Middle Market, Technology and Life Sciences and Private Banking.

•
Net interest income decreased $16 million and $8 million in California and Texas, respectively, and increased $4 million in Michigan. The decrease in California primarily reflected a decrease in FTP credits, largely due to the decrease in average deposits, partially offset by the benefit from an increase in average loans. The decrease in Texas was primarily the result of a decrease in the accretion of the purchase discount on the acquired loan portfolio. The increase in Michigan primarily reflected the impact of a negative leasing residual adjustment in the fourth quarter. Net interest income in all three markets reflected the impact of two fewer days in the first quarter.

•
The allowance for credit losses increased $3 million in Michigan, $7 million in California and $1 million in Texas. In all markets, the changes in reserves primarily reflected the impact of loan growth and increased reserves for loans related to energy, including a qualitative component, partially offset by improvements in credit quality in the remainder of the portfolio. Net charge-offs increased $8 million in Michigan, remained stable in California and increased $1 million in Texas. The provision for credit losses increased $11 million in Michigan, $7 million in California and $3 million in Texas.

•
Noninterest income decreased $8 million and $2 million in Michigan and Texas, respectively, and was unchanged in California. The decrease in Michigan was primarily due to decreases in customer derivative income and commercial lending fees. The decrease in Texas was primarily due to a decrease in commercial lending fees.

•	Noninterest expenses decreased $2 million in both Michigan and California, and increased $1 million in Texas.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 9

Michigan Market

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income (FTE)	$177	$173	$183
Provision for credit losses	(8)	(19)	3
Noninterest income	81	89	84
Noninterest expenses	155	157	161
Net income	73	79	66

Net credit-related charge-offs (recoveries)	3	(5)	—

Selected average balances:
Assets	13,736	13,605	13,819
Loans	13,223	13,142	13,473
Deposits	21,710	21,530	20,642
California Market

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income (FTE)	$176	$192	$172
Provision for credit losses	(3)	(10)	11
Noninterest income	38	38	34
Noninterest expenses	100	102	96
Net income	73	83	63

Net credit-related charge-offs	1	1	10

Selected average balances:
Assets	16,461	16,035	15,133
Loans	16,193	15,777	14,824
Deposits	16,837	18,028	14,782
Texas Market

(dollar amounts in millions)	1st Qtr '15	4th Qtr '14	1st Qtr '14
Net interest income (FTE)	$131	$139	$136
Provision for credit losses	21	18	6
Noninterest income	36	38	34
Noninterest expenses	96	95	90
Net income	32	40	48

Net credit-related charge-offs	3	2	6

Selected average balances:
Assets	12,193	12,003	11,070
Loans	11,535	11,327	10,364
Deposits	11,010	10,825	10,875

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 10

Conference Call and Webcast
Comerica will host a conference call to review first quarter 2015 financial results at 7 a.m. CT Friday, April 17, 2015. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 99335770). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS FIRST QUARTER 2015 NET INCOME OF $134 MILLION - 11

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; changes in regulation or oversight; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers, including the energy industry; operational difficulties, failure of technology infrastructure or information security incidents; reliance on other companies to provide certain key components of business infrastructure; factors impacting noninterest expenses which are beyond Comerica's control; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; changes in Comerica's credit rating; unfavorable developments concerning credit quality; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Brittany L. Butler
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31,	December 31,	March 31,
(in millions, except per share data)	2015	2014	2014
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.73	$0.80	$0.73
Cash dividends declared	0.20	0.20	0.19

Average diluted shares (in thousands)	182,270	183,728	186,701
KEY RATIOS
Return on average common shareholders' equity	7.20%	7.96%	7.68%
Return on average assets	0.78	0.86	0.86
Common equity tier 1 risk-based capital ratio (a) (b)	10.43	n/a	n/a
Tier 1 common risk-based capital ratio (c)	n/a	10.50	10.58
Tier 1 risk-based capital ratio (a) (b)	10.43	10.50	10.58
Total risk-based capital ratio (a) (b)	12.39	12.51	13.00
Leverage ratio (a) (b)	10.53	10.35	10.85
Tangible common equity ratio (c)	9.97	9.85	10.20
AVERAGE BALANCES
Commercial loans	$31,090	$30,391	$28,362
Real estate construction loans	1,938	1,920	1,827
Commercial mortgage loans	8,581	8,609	8,770
Lease financing	797	818	848
International loans	1,512	1,455	1,301
Residential mortgage loans	1,856	1,821	1,724
Consumer loans	2,377	2,347	2,243
Total loans	48,151	47,361	45,075

Earning assets	63,480	64,453	59,916
Total assets	68,739	69,311	64,708

Noninterest-bearing deposits	26,697	27,504	23,236
Interest-bearing deposits	30,293	30,256	29,534
Total deposits	56,990	57,760	52,770

Common shareholders' equity	7,453	7,518	7,229
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$414	$416	$411
Net interest margin	2.64%	2.57%	2.77%
CREDIT QUALITY
Total nonperforming assets	$288	$300	$352

Loans past due 90 days or more and still accruing	12	5	10

Net loan charge-offs	8	1	12

Allowance for loan losses	601	594	594
Allowance for credit losses on lending-related commitments	39	41	37
Total allowance for credit losses	640	635	631

Allowance for loan losses as a percentage of total loans	1.22%	1.22%	1.28%
Net loan charge-offs as a percentage of average total loans (d)	0.07	0.01	0.10
Nonperforming assets as a percentage of total loans and foreclosed property	0.59	0.62	0.76
Allowance for loan losses as a percentage of total nonperforming loans	216	205	176

(a)	Basel III rules became effective on January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	March 31, 2015 ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.

(d)	Lending-related commitment charge-offs were zero in all periods presented.
n/a - not applicable.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	March 31,
(in millions, except share data)	2015	2014	2014
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,170	$1,026	$1,186

Interest-bearing deposits with banks	4,792	5,045	4,434
Other short-term investments	101	99	105

Investment securities available-for-sale	8,214	8,116	9,487
Investment securities held-to-maturity	1,871	1,935	—

Commercial loans	32,091	31,520	29,774
Real estate construction loans	1,917	1,955	1,847
Commercial mortgage loans	8,558	8,604	8,801
Lease financing	792	805	849
International loans	1,433	1,496	1,250
Residential mortgage loans	1,859	1,831	1,751
Consumer loans	2,422	2,382	2,217
Total loans	49,072	48,593	46,489
Less allowance for loan losses	(601)	(594)	(594)
Net loans	48,471	47,999	45,895

Premises and equipment	531	532	583
Accrued income and other assets	4,186	4,438	3,991
Total assets	$69,336	$69,190	$65,681

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$27,394	$27,224	$23,955

Money market and interest-bearing checking deposits	23,727	23,954	22,485
Savings deposits	1,817	1,752	1,742
Customer certificates of deposit	4,497	4,421	5,099
Foreign office time deposits	135	135	469
Total interest-bearing deposits	30,176	30,262	29,795
Total deposits	57,570	57,486	53,750

Short-term borrowings	80	116	160
Accrued expenses and other liabilities	1,500	1,507	954
Medium- and long-term debt	2,686	2,679	3,534
Total liabilities	61,836	61,788	58,398

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,188	2,188	2,182
Accumulated other comprehensive loss	(370)	(412)	(325)
Retained earnings	6,841	6,744	6,414
Less cost of common stock in treasury - 50,114,399 shares at 3/31/15, 49,146,225 shares at 12/31/14, and 46,492,524 shares at 3/31/14	(2,300)	(2,259)	(2,129)
Total shareholders' equity	7,500	7,402	7,283
Total liabilities and shareholders' equity	$69,336	$69,190	$65,681

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	First	Fourth	Third	Second	First	First Quarter 2015 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Fourth Quarter 2014		First Quarter 2014
(in millions, except per share data)	2015	2014	2014	2014	2014	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$379	$383	$381	$385	$376	$(4)	(1)%	$3	1%
Interest on investment securities	53	51	52	53	55	2	4	(2)	(3)
Interest on short-term investments	3	4	3	3	4	(1)	(28)	(1)	—
Total interest income	435	438	436	441	435	(3)	(1)	—	—
INTEREST EXPENSE
Interest on deposits	11	12	11	11	11	(1)	(4)	—	—
Interest on medium- and long-term debt	11	11	11	14	14	—	—	(3)	(14)
Total interest expense	22	23	22	25	25	(1)	(2)	(3)	(9)
Net interest income	413	415	414	416	410	(2)	(1)	3	1
Provision for credit losses	14	2	5	11	9	12	N/M	5	52
Net interest income after provision for credit losses	399	413	409	405	401	(14)	(4)	(2)	—
NONINTEREST INCOME
Service charges on deposit accounts	55	53	54	54	54	2	4	1	2
Fiduciary income	48	47	44	45	44	1	2	4	8
Commercial lending fees	25	29	26	23	20	(4)	(14)	5	24
Card fees	68	24	23	22	23	44	N/M	45	N/M
Letter of credit fees	13	14	14	15	14	(1)	(6)	(1)	(9)
Bank-owned life insurance	9	8	11	11	9	1	1	—	—
Foreign exchange income	10	10	9	12	9	—	—	1	11
Brokerage fees	4	4	4	4	5	—	—	(1)	(7)
Net securities (losses) gains	(2)	—	(1)	—	1	(2)	N/M	(3)	N/M
Other noninterest income	26	36	31	34	29	(10)	(25)	(3)	(8)
Total noninterest income	256	225	215	220	208	31	14	48	23
NONINTEREST EXPENSES
Salaries and benefits expense	253	245	248	240	247	8	3	6	3
Net occupancy expense	38	46	46	39	40	(8)	(17)	(2)	(6)
Equipment expense	13	14	14	15	14	(1)	(4)	(1)	(7)
Outside processing fee expense	78	33	31	30	28	45	N/M	50	N/M
Software expense	23	23	25	25	22	—	—	1	6
Litigation-related expense	1	—	(2)	3	3	1	N/M	(2)	(66)
FDIC insurance expense	9	8	9	8	8	1	11	1	19
Advertising expense	6	7	5	5	6	(1)	(17)	—	—
Gain on debt redemption	—	—	(32)	—	—	—	—	—	—
Other noninterest expenses	39	43	53	39	38	(4)	(9)	1	3
Total noninterest expenses	460	419	397	404	406	41	10	54	13
Income before income taxes	195	219	227	221	203	(24)	(11)	(8)	(4)
Provision for income taxes	61	70	73	70	64	(9)	(14)	(3)	(5)
NET INCOME	134	149	154	151	139	(15)	(10)	(5)	(3)
Less income allocated to participating securities	2	1	2	2	2	1	N/M	—	—
Net income attributable to common shares	$132	$148	$152	$149	$137	$(16)	(10)%	$(5)	(3)%
Earnings per common share:
Basic	$0.75	$0.83	$0.85	$0.83	$0.76	$(0.08)	(10)%	$(0.01)	(1)%
Diluted	0.73	0.80	0.82	0.80	0.73	(0.07)	(9)	—	—

Comprehensive income	176	54	141	172	205	122	N/M	(29)	(14)

Cash dividends declared on common stock	36	36	36	36	35	—	—	1	3
Cash dividends declared per common share	0.20	0.20	0.20	0.20	0.19	—	—	0.01	5
N/M - Not Meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2015	2014
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Balance at beginning of period	$594	$592	$591	$594	$598

Loan charge-offs:
Commercial	19	8	13	19	19
Commercial mortgage	—	2	7	5	8
International	2	6	—	—	—
Residential mortgage	—	1	1	—	—
Consumer	2	3	3	4	3
Total loan charge-offs	23	20	24	28	30

Recoveries on loans previously charged-off:
Commercial	9	6	6	11	11
Real estate construction	—	2	1	1	—
Commercial mortgage	3	10	12	3	3
Lease financing	—	—	—	—	2
Residential mortgage	1	—	1	3	—
Consumer	2	1	1	1	2
Total recoveries	15	19	21	19	18
Net loan charge-offs	8	1	3	9	12
Provision for loan losses	16	4	4	6	8
Foreign currency translation adjustment	(1)	(1)	—	—	—
Balance at end of period	$601	$594	$592	$591	$594

Allowance for loan losses as a percentage of total loans	1.22%	1.22%	1.24%	1.23%	1.28%

Net loan charge-offs as a percentage of average total loans	0.07	0.01	0.03	0.08	0.10

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2015	2014
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Balance at beginning of period	$41	$43	$42	$37	$36
Add: Provision for credit losses on lending-related commitments	(2)	(2)	1	5	1
Balance at end of period	$39	$41	$43	$42	$37

Unfunded lending-related commitments sold	$1	$—	$9	$—	$—

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2015	2014
(in millions)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$113	$109	$93	$72	$54
Real estate construction	1	2	18	19	19
Commercial mortgage	82	95	144	156	162
International	1	—	—	—	—
Total nonaccrual business loans	197	206	255	247	235
Retail loans:
Residential mortgage	37	36	42	45	48
Consumer:
Home equity	31	30	31	32	32
Other consumer	1	1	1	2	2
Total consumer	32	31	32	34	34
Total nonaccrual retail loans	69	67	74	79	82
Total nonaccrual loans	266	273	329	326	317
Reduced-rate loans	13	17	17	21	21
Total nonperforming loans (a)	279	290	346	347	338
Foreclosed property	9	10	11	13	14
Total nonperforming assets (a)	$288	$300	$357	$360	$352

Nonperforming loans as a percentage of total loans	0.57%	0.60%	0.73%	0.73%	0.73%
Nonperforming assets as a percentage of total loans and foreclosed property	0.59	0.62	0.75	0.75	0.76
Allowance for loan losses as a percentage of total nonperforming loans	216	205	171	170	176
Loans past due 90 days or more and still accruing	$12	$5	$13	$7	$10

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$273	$329	$326	$317	$350
Loans transferred to nonaccrual (b)	39	41	54	53	19
Nonaccrual business loan gross charge-offs (c)	(21)	(16)	(20)	(24)	(27)
Loans transferred to accrual status (b)	(4)	(18)	—	—	—
Nonaccrual business loans sold (d)	(2)	(24)	(3)	(6)	(3)
Payments/Other (e)	(19)	(39)	(28)	(14)	(22)
Nonaccrual loans at end of period	$266	$273	$329	$326	$317
(a) Excludes loans acquired with credit impairment.
(b) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(c) Analysis of gross loan charge-offs:
Nonaccrual business loans	$21	$16	$20	$24	$27
Performing criticized loans	—	—	—	—	—
Consumer and residential mortgage loans	2	4	4	4	3
Total gross loan charge-offs	$23	$20	$24	$28	$30
(d) Analysis of loans sold:
Nonaccrual business loans	$2	$24	$3	$6	$3
Performing criticized loans	7	5	—	8	6
Total criticized loans sold	$9	$29	$3	$14	$9
(e) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$31,090	$235	3.06%	$30,391	$238	3.11%	$28,362	$221	3.17%
Real estate construction loans	1,938	16	3.36	1,920	16	3.40	1,827	15	3.40
Commercial mortgage loans	8,581	73	3.44	8,609	81	3.70	8,770	86	3.97
Lease financing	797	6	3.05	818	(1)	(0.43)	848	9	4.07
International loans	1,512	14	3.71	1,455	13	3.68	1,301	12	3.68
Residential mortgage loans	1,856	17	3.76	1,821	18	3.86	1,724	17	3.86
Consumer loans	2,377	19	3.21	2,347	19	3.20	2,243	17	3.16
Total loans (a)	48,151	380	3.19	47,361	384	3.22	45,075	377	3.39

Mortgage-backed securities (b)	9,071	51	2.26	8,954	50	2.27	8,911	55	2.42
Other investment securities	836	2	1.10	411	1	0.49	371	—	0.43
Total investment securities (b)	9,907	53	2.16	9,365	51	2.19	9,282	55	2.34

Interest-bearing deposits with banks	5,323	3	0.26	7,622	4	0.26	5,448	4	0.26
Other short-term investments	99	—	1.11	105	—	0.48	111	—	0.66
Total earning assets	63,480	436	2.78	64,453	439	2.71	59,916	436	2.94

Cash and due from banks	1,027			937			913
Allowance for loan losses	(601)			(597)			(603)
Accrued income and other assets	4,833			4,518			4,482
Total assets	$68,739			$69,311			$64,708

Money market and interest-bearing checking deposits	$23,960	6	0.11	$23,841	7	0.11	$22,261	6	0.11
Savings deposits	1,786	—	0.03	1,771	—	0.03	1,700	—	0.03
Customer certificates of deposit	4,423	4	0.37	4,510	4	0.37	5,109	5	0.36
Foreign office time deposits	124	1	1.46	134	1	1.74	464	—	0.42
Total interest-bearing deposits	30,293	11	0.15	30,256	12	0.15	29,534	11	0.15

Short-term borrowings	110	—	0.06	172	—	0.04	185	—	0.03
Medium- and long-term debt	2,690	11	1.72	2,678	11	1.71	3,545	14	1.53
Total interest-bearing sources	33,093	22	0.27	33,106	23	0.27	33,264	25	0.30

Noninterest-bearing deposits	26,697			27,504			23,236
Accrued expenses and other liabilities	1,496			1,183			979
Total shareholders' equity	7,453			7,518			7,229
Total liabilities and shareholders' equity	$68,739			$69,311			$64,708

Net interest income/rate spread (FTE)		$414	2.51		$416	2.44		$411	2.64

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.13			0.13			0.13
Net interest margin (as a percentage of average earning assets) (FTE) (a)			2.64%			2.57%			2.77%
(a) Accretion of the purchase discount on the acquired loan portfolio of $3 million, $9 million and $12 million in the first quarter of 2015, the fourth quarter 2014 and the first quarter 2014, respectively, increased the net interest margin by 2 basis points, 5 basis points and 8 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(in millions, except per share data)	2015	2014	2014	2014	2014

Commercial loans:
Floor plan	$3,544	$3,790	$3,183	$3,576	$3,437
Other	28,547	27,730	27,576	27,410	26,337
Total commercial loans	32,091	31,520	30,759	30,986	29,774
Real estate construction loans	1,917	1,955	1,992	1,939	1,847
Commercial mortgage loans	8,558	8,604	8,603	8,747	8,801
Lease financing	792	805	805	822	849
International loans	1,433	1,496	1,429	1,352	1,250
Residential mortgage loans	1,859	1,831	1,797	1,775	1,751
Consumer loans:
Home equity	1,678	1,658	1,634	1,574	1,533
Other consumer	744	724	689	687	684
Total consumer loans	2,422	2,382	2,323	2,261	2,217
Total loans	$49,072	$48,593	$47,708	$47,882	$46,489

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	12	13	14	14	15
Other intangibles	3	2	1	1	1

Common equity tier 1 capital (a) (b)	7,230	n/a	n/a	n/a	n/a
Tier 1 common capital (c)	n/a	7,169	7,105	7,027	6,962
Risk-weighted assets (a) (b)	69,314	68,273	67,106	66,911	65,788

Common equity tier 1 risk-based capital ratio (a) (b)	10.43%	n/a	n/a	n/a	n/a
Tier 1 common risk-based capital ratio (c)	n/a	10.50%	10.59%	10.50%	10.58%
Tier 1 risk-based capital ratio (a) (b)	10.43	10.50	10.59	10.50	10.58
Total risk-based capital ratio (a) (b)	12.39	12.51	12.83	12.52	13.00
Leverage ratio (a) (b)	10.53	10.35	10.79	10.93	10.85
Tangible common equity ratio (c)	9.97	9.85	9.94	10.39	10.20

Common shareholders' equity per share of common stock	$42.12	$41.35	$41.26	$40.72	$40.09
Tangible common equity per share of common stock (c)	38.47	37.72	37.65	37.12	36.50
Market value per share for the quarter:
High	47.94	50.14	52.72	52.60	53.50
Low	40.09	42.73	48.33	45.34	43.96
Close	45.13	46.84	49.86	50.16	51.80

Quarterly ratios:
Return on average common shareholders' equity	7.20%	7.96%	8.29%	8.27%	7.68%
Return on average assets	0.78	0.86	0.93	0.93	0.86
Efficiency ratio (d)	68.55	65.26	62.87	63.35	65.79

Number of banking centers	482	481	481	481	483

Number of employees - full time equivalent	8,831	8,876	8,913	8,901	8,907

(a)	Basel III rules became effective January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	March 31, 2015 amounts and ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.

(d)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).
n/a - not applicable.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	March 31,	December 31,	March 31,
(in millions, except share data)	2015	2014	2014

ASSETS
Cash and due from subsidiary bank	$5	$—	$5
Short-term investments with subsidiary bank	1,139	1,133	531
Other short-term investments	95	94	97
Investment in subsidiaries, principally banks	7,479	7,411	7,276
Premises and equipment	2	2	3
Other assets	161	142	156
Total assets	$8,881	$8,782	$8,068

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$1,219	$1,212	$614
Other liabilities	162	168	171
Total liabilities	1,381	1,380	785

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,188	2,188	2,182
Accumulated other comprehensive loss	(370)	(412)	(325)
Retained earnings	6,841	6,744	6,414
Less cost of common stock in treasury - 50,114,339 shares at 3/31/15, 49,146,225 shares at 12/31/14 and 46,492,524 shares at 3/31/14	(2,300)	(2,259)	(2,129)
Total shareholders' equity	7,500	7,402	7,283
Total liabilities and shareholders' equity	$8,881	$8,782	$8,068

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2013	182.3	$1,141	$2,179	$(391)	$6,318	$(2,097)	$7,150
Net income	—	—	—	—	139	—	139
Other comprehensive income, net of tax	—	—	—	66	—	—	66
Cash dividends declared on common stock ($0.19 per share)	—	—	—	—	(35)	—	(35)
Purchase of common stock	(1.7)	—	—	—	—	(80)	(80)
Net issuance of common stock under employee stock plans	1.1	—	(11)	—	(8)	48	29
Share-based compensation	—	—	14	—	—	—	14
BALANCE AT MARCH 31, 2014	181.7	$1,141	$2,182	$(325)	$6,414	$(2,129)	$7,283

BALANCE AT DECEMBER 31, 2014	179.0	$1,141	$2,188	$(412)	$6,744	$(2,259)	$7,402
Net income	—	—	—	—	134	—	134
Other comprehensive income, net of tax	—	—	—	42	—	—	42
Cash dividends declared on common stock ($0.20 per share)	—	—	—	—	(36)	—	(36)
Purchase of common stock	(1.5)	—	—	—	—	(66)	(66)
Net issuance of common stock under employee stock plans	0.6	—	(16)	—	(2)	25	7
Share-based compensation	—	—	16	—	—	—	16
Other	—	—	—	—	1	—	1
BALANCE AT MARCH 31, 2015	178.1	$1,141	$2,188	$(370)	$6,841	$(2,300)	$7,500

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended March 31, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$370	$151	$43	$(152)	$2	$414
Provision for credit losses	25	(8)	(1)	—	(2)	14
Noninterest income	142	43	58	12	1	256
Noninterest expenses	200	176	77	2	5	460
Provision (benefit) for income taxes (FTE)	98	9	9	(53)	(1)	62
Net income (loss)	$189	$17	$16	$(89)	$1	$134
Net credit-related charge-offs (recoveries)	$9	$—	$(1)	$—	$—	$8

Selected average balances:
Assets	$38,794	$6,229	$5,029	$12,140	$6,547	$68,739
Loans	37,763	5,554	4,834	—	—	48,151
Deposits	30,169	22,378	3,996	170	277	56,990

Statistical data:
Return on average assets (a)	1.95%	0.29%	1.29%	N/M	N/M	0.78%
Efficiency ratio (b)	39.20	90.92	74.58	N/M	N/M	68.55

	Business	Retail	Wealth
Three Months Ended December 31, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$387	$152	$47	$(177)	$7	$416
Provision for credit losses	10	(4)	(9)	—	5	2
Noninterest income	104	44	61	16	—	225
Noninterest expenses	148	182	80	3	6	419
Provision (benefit) for income taxes (FTE)	119	6	14	(64)	(4)	71
Net income (loss)	$214	$12	$23	$(100)	$—	$149
Net credit-related charge-offs (recoveries)	$—	$3	$(2)	$—	$—	$1

Selected average balances:
Assets	$38,039	$6,155	$5,034	$12,222	$7,861	$69,311
Loans	37,034	5,482	4,845	—	—	47,361
Deposits	30,925	22,274	4,093	195	273	57,760

Statistical data:
Return on average assets (a)	2.26%	0.20%	1.79%	N/M	N/M	0.86%
Efficiency ratio (b)	30.13	92.61	74.48	N/M	N/M	65.26

	Business	Retail	Wealth
Three Months Ended March 31, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$371	$147	$45	$(158)	6	$411
Provision for credit losses	16	2	(8)	—	(1)	9
Noninterest income	91	41	60	14	2	208
Noninterest expenses	146	173	76	3	8	406
Provision (benefit) for income taxes (FTE)	100	4	13	(55)	3	65
Net income (loss)	$200	$9	$24	$(92)	$(2)	$139
Net credit-related charge-offs (recoveries)	$11	$4	$(3)	$—	$—	$12

Selected average balances:
Assets	$35,896	$6,061	$4,930	$11,129	$6,692	$64,708
Loans	34,926	5,388	4,761	—	—	45,075
Deposits	27,023	21,595	3,582	353	217	52,770

Statistical data:
Return on average assets (a)	2.22%	0.15%	1.96%	N/M	N/M	0.86%
Efficiency ratio (b)	31.70	91.79	73.13	N/M	N/M	65.79
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended March 31, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$177	$176	$131	$80	$(150)	$414
Provision for credit losses	(8)	(3)	21	6	(2)	14
Noninterest income	81	38	36	88	13	256
Noninterest expenses	155	100	96	102	7	460
Provision (benefit) for income taxes (FTE)	38	44	18	16	(54)	62
Net income (loss)	$73	$73	$32	$44	$(88)	$134
Net credit-related charge-offs (recoveries)	$3	$1	$3	$1	$—	$8

Selected average balances:
Assets	$13,736	$16,461	$12,193	$7,662	$18,687	$68,739
Loans	13,223	16,193	11,535	7,200	—	48,151
Deposits	21,710	16,837	11,010	6,986	447	56,990

Statistical data:
Return on average assets (a)	1.30%	1.62%	1.01%	2.29%	N/M	0.78%
Efficiency ratio (b)	60.22	46.82	57.43	60.01	N/M	68.55

				Other	Finance
Three Months Ended December 31, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$173	$192	$139	$82	$(170)	$416
Provision for credit losses	(19)	(10)	18	8	5	2
Noninterest income	89	38	38	44	16	225
Noninterest expenses	157	102	95	56	9	419
Provision (benefit) for income taxes (FTE)	45	55	24	15	(68)	71
Net income (loss)	$79	$83	$40	$47	$(100)	$149
Net credit-related charge-offs (recoveries)	$(5)	$1	$2	$3	$—	$1

Selected average balances:
Assets	$13,605	$16,035	$12,003	$7,585	$20,083	$69,311
Loans	13,142	15,777	11,327	7,115	—	47,361
Deposits	21,530	18,028	10,825	6,909	468	57,760

Statistical data:
Return on average assets (a)	1.41%	1.75%	1.32%	2.47%	NM	0.86%
Efficiency ratio (b)	59.91	44.25	53.62	44.34	NM	65.26

				Other	Finance
Three Months Ended March 31, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$183	$172	$136	$72	$(152)	$411
Provision for credit losses	3	11	6	(10)	(1)	9
Noninterest income	84	34	34	40	16	208
Noninterest expenses	161	96	90	48	11	406
Provision (benefit) for income taxes (FTE)	37	36	26	18	(52)	65
Net income (loss)	$66	$63	$48	$56	$(94)	$139
Net credit-related charge-offs (recoveries)	$—	$10	$6	$(4)	$—	$12

Selected average balances:
Assets	$13,819	$15,133	$11,070	$6,865	$17,821	$64,708
Loans	13,473	14,824	10,364	6,414	—	45,075
Deposits	20,642	14,782	10,875	5,901	570	52,770

Statistical data:
Return on average assets (a)	1.22%	1.59%	1.56%	3.28%	N/M	0.86%
Efficiency ratio (b)	60.47	46.66	52.94	43.28	N/M	65.79
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollar amounts in millions)	2015	2014	2014	2014	2014

Tier 1 Common Capital Ratio:
Tier 1 and Tier 1 common capital (a)	n/a	$7,169	$7,105	$7,027	$6,962

Risk-weighted assets (a)	n/a	68,273	67,106	66,911	65,788

Tier 1 and Tier 1 common risk-based capital ratio	n/a	10.50%	10.59%	10.50%	10.58%

Tangible Common Equity Ratio:
Common shareholders' equity	$7,500	$7,402	$7,433	$7,369	$7,283
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	15	15	16
Tangible common equity	$6,850	$6,752	$6,783	$6,719	$6,632

Total assets	$69,336	$69,190	$68,887	$65,325	$65,681
Less:
Goodwill	635	635	635	635	635
Other intangible assets	15	15	15	15	16
Tangible assets	$68,686	$68,540	$68,237	$64,675	$65,030

Common equity ratio	10.82%	10.70%	10.79%	11.28%	11.09%
Tangible common equity ratio	9.97	9.85	9.94	10.39	10.20

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,500	$7,402	$7,433	$7,369	$7,283
Tangible common equity	6,850	6,752	6,783	6,719	6,632

Shares of common stock outstanding (in millions)	178	179	180	181	182

Common shareholders' equity per share of common stock	$42.12	$41.35	$41.26	$40.72	$40.09
Tangible common equity per share of common stock	38.47	37.72	37.65	37.12	36.50
(a) Tier 1 capital and risk-weighted assets as defined by Basel I risk-based capital rules.
n/a - not applicable.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with Basel I risk-based capital rules in effect through December 31, 2014. Effective January 1, 2015, regulatory capital components and risk-weighted assets are defined by and calculated in conformity with Basel III risk-based capital rules. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.